Exhibit 10.34
Certain identified information has been excluded
from the exhibit because it is both not material and
is the type that the registrant treats as confidential.

SETTLEMENT AGREEMENT AND RELEASE
This Settlement Agreement and Release (together with the exhibits hereto, this “Agreement” or “Settlement Agreement”) signed and effective as of October 6, 2022 (the “Execution Date”) is entered into by and among Bank of America Corporation (“BAC”) and Bank of America, N.A. (“BANA,” and together with BAC, “Bank of America”), and Countrywide Financial Corporation (“CFC”), Countrywide Home Loans, Inc. (“CHL”) and Countrywide Securities Corporation (“CSC,” and together with CFC and CHL, “Countrywide”), and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), Merrill Lynch Mortgage Lending, Inc. (“MLML”), and Merrill Lynch Mortgage Investors, Inc. (“MLMI,” and together with MLPF&S and MLML, “Merrill Lynch”), and First Franklin Financial Corporation (“FFFC” or “First Franklin,” and together with Bank of America, Countrywide, and Merrill Lynch, “Defendants”) on the one hand, and Ambac Assurance Corporation (on its own behalf and as successor to The Segregated Account of Ambac Assurance Corporation, referred to herein collectively as “Ambac”), on the other (BAC, BANA, CFC, CHL, CSC, MLPF&S, MLML, MLMI, FFFC, and Ambac are referred to herein individually as a “Party” and collectively as the “Parties”).
WHEREAS, Bank of America, Countrywide, Merrill Lynch, First Franklin and/or their Affiliates (as defined hereafter) served or serve as originator, servicer, sponsor, underwriter, or in other roles with respect to certain asset-backed and mortgage-backed securities, and Ambac invested in, insured, and/or continues to insure certain of those securities;
WHEREAS, Ambac filed an action against CHL, CSC, CFC, and BAC, styled Ambac Assurance Corp., et al. v. Countrywide Home Loans, Inc., et al., Index No. 651612/2010 (N.Y. Sup. Ct., N.Y. Cnty.) (the “Ambac I Action”);
WHEREAS, Ambac filed an action against CHL, CSC, CFC, and BAC, styled Ambac Assurance Corp., et al. v. Countrywide Home Loans, Inc., et al., Index No. 653979/2014 (N.Y. Sup. Ct., N.Y. Cnty.) (the “Ambac II Action”);
WHEREAS, Ambac filed an action against CHL, styled The Segregated Account of Ambac Assurance Corp., et al. v. Countrywide Home Loans, Inc., Case No. 14CV3511 (Wis. Cir. Ct., Dane Cnty.) (the “Ambac III Action”);
WHEREAS, Ambac filed an action against CHL, styled Ambac Assurance Corp., et al. v. Countrywide Home Loans, Inc., Index No. 652321/2015 (N.Y. Sup. Ct., N.Y. Cnty.) (the “Ambac IV Action”);
WHEREAS, Ambac filed an action against FFFC, BANA, MLPF&S, MLML, and MLMI, styled Ambac Assurance Corp., et al. v. First Franklin Financial Corp., et al., Index No.

651217/2012 (N.Y. Sup. Ct., N.Y. Cnty.) (the “Ambac FF Action,” and together with the Ambac I Action, the Ambac II Action, the Ambac III Action, and the Ambac IV Action, the “Ambac Suits”);
WHEREAS, the Parties have engaged in arm’s-length settlement negotiations that included the exchange of confidential materials;
WHEREAS, the Parties desire to settle all of the aforementioned actions, together with any claims Ambac ever had, may currently have, or may have in the future against the BAC-Related Persons as more fully set forth in this Agreement;
WHEREAS, each of the Parties acknowledges that in asserting, defending, and settling the matters herein, no Party is acting at the direction of a Governmental Authority in relation to the violation of any law or the investigation or inquiry by a Governmental Authority into a potential violation of any law;
WHEREAS, each of the Parties acknowledges that the settlement consideration set forth herein is fair and reasonable in exchange for the releases provided herein; and
NOW, THEREFORE, in consideration of the releases and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:
1.Definitions.    As used in this Agreement, in addition to the terms otherwise defined herein, the following terms shall have the meanings set forth below:
(a)“Affiliate” shall mean any entity which directly or indirectly controls or controlled, is or was controlled by or is or was under common control with a Party to this Agreement; the term “control” as used herein shall mean the possession of the power to direct or cause the direction of the management and the policies of an entity, whether through the ownership of a majority of the outstanding voting rights or otherwise; for the avoidance of doubt, Affiliate shall not include any third-party entity the investments of which are managed by the Parties;
(b)“Ambac Parties” shall mean (i) Ambac and any of its past or present direct or indirect Affiliates or divisions, and (ii) each of the respective general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co-insurers, re-insurers, and other representatives of the entities described in the foregoing clause (i) (for the avoidance of doubt, such general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co-insurers, re-insurers, and other representatives only constitute “Ambac Parties” in their capacity as such of (and for) any entity described in the foregoing clause (i) and not otherwise), and (iii) the predecessors, successors, heirs, and assigns of each of the Persons described in the foregoing clauses (i) and (ii);
(c)“Bank of America Parties” shall mean (i) BAC, BANA, and any of their past or present direct or indirect Affiliates or divisions (including BAC Home Loans Servicing, LP, Banc of America Mortgage Securities, Inc., Banc of America Funding Corp., Banc of America

Securities LLC, NB Holdings Corporation, and LaSalle Bank, N.A.), and (ii) each of the respective general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co-insurers, re- insurers, and other representatives of the entities described in the foregoing clause (i) (for the avoidance of doubt, such general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co-insurers, re-insurers, and other representatives only constitute “Bank of America Parties” in their capacity as such of (and for) any entity described in the foregoing clause (i) and not otherwise), and (iii) the predecessors, successors, heirs, and assigns of each of the Persons described in the foregoing clauses (i) and (ii);
(d)“BAC-Related Person” means a Bank of America Party, a Countrywide Party, a Merrill Lynch Party, or a First Franklin Party;
(e)“Countrywide Parties” shall mean (i) CFC, CHL, CSC, and any of their past or present direct or indirect Affiliates or divisions (including Countrywide Capital Markets LLC, Countrywide Bank, FSB, Countrywide Home Loans Servicing, LP, CWMBS, Inc., CWABS, Inc., CWALT, Inc., CWHEQ, Inc., Park Granada LLC, Park Monaco Inc., and Park Sienna LLC), and (ii) each of the respective general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co-insurers, re-insurers, and other representatives of the entities described in the foregoing clause (i) (for the avoidance of doubt, such general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co- insurers, re-insurers, and other representatives only constitute “Countrywide Parties” in their capacity as such of (and for) any entity described in the foregoing clause (i) and not otherwise), and (iii) the predecessors, successors, heirs, and assigns of each of the Persons described in the foregoing clauses (i) and (ii);
(f)“First Franklin Parties” shall mean (i) First Franklin and any of its past or present direct or indirect Affiliates or divisions, and (ii) each of the respective general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co-insurers, re-insurers, and other representatives of the entities described in the foregoing clause (i) (for the avoidance of doubt, such general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co-insurers, re-insurers, and other representatives only constitute “First Franklin Parties” in their capacity as such of (and for) any entity described in the foregoing clause (i) and not otherwise), and (iii) the predecessors, successors, heirs, and assigns of each of the Persons described in the foregoing clauses (i) and (ii);
(g)“Global Bank of America RMBS Trust” means any residential mortgage-backed securitization trust created before the Execution Date and (1) with a Bloomberg issuer ticker listed on Exhibit A; (2) for which publicly filed documents, including disclosure documents filed with the Securities and Exchange Commission, indicate that a BAC-Related Person acted as originator, sponsor, seller, transferor, depositor, trustee, master servicer, servicer, underwriter, or securities administrator; or (3) for which any Ambac Party knows or reasonably should know that a BAC-Related Person acted as originator, sponsor, seller, transferor, depositor, trustee, master servicer, servicer, underwriter, or securities administrator;
(h)“Governmental Authority” shall mean any United States or foreign government, any state or other political subdivision thereof, any Person exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to the foregoing, or any other authority, agency, department, board, commission, or instrumentality of the United States, any State of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal, or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental entity, organization, or authority that exercises self-regulatory powers, including adopting, administering, or enforcing rules or imposing sanctions (e.g. the New York Stock Exchange, and the Financial Industry Regulatory Authority);
(i)“Law” shall mean, collectively, all laws (including common law), statutes, ordinances, codes, rules, regulations, directives, decrees, and orders of Governmental Authorities;
(j)“Losses” shall mean any and all claims, suits, liabilities (including strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses (including attorneys’ fees actually incurred), fines, penalties, assessments, demands, charges, fees, judgments, awards, disbursements, and amounts paid in settlement, punitive, exemplary or multiple damages, foreseeable and unforeseeable damages, incidental or consequential damages, of whatever kind or nature (including reasonable attorneys’ fees and other costs of defense and disbursements);
(k)“Merrill Lynch Parties” shall mean (i) MLPF&S, MLML, MLMI, and any of their past or present direct or indirect Affiliates or divisions (including Merrill Lynch & Co., Inc., Merrill Lynch Credit Corporation, and BofA Securities, Inc.), and (ii) each of the respective general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co-insurers, re-insurers, and other representatives of the entities described in the foregoing clause (i) (for the avoidance of doubt, such general partners, limited partners, officers, directors, trustees, members, employees, agents, servants, attorneys, accountants, independent contractors, insurers, co-insurers, re-insurers, and other representatives only constitute “Merrill Lynch Parties” in their capacity as such of (and for) any entity described in the foregoing clause (i) and not otherwise), and (iii) the predecessors, successors, heirs, and assigns of each of the Persons described in the foregoing clauses (i) and (ii);
(l)“Mortgage Servicing Rights” shall mean the rights of Defendants as master servicer, servicer, or sub-servicer, to service any loans held in trusts insured by Ambac; for avoidance of doubt, all such trusts for which a Defendant holds Mortgage Servicing Rights as of the Execution Date are set forth in Exhibit B hereto;
(m)“Person” shall mean any individual, corporation, company, partnership, limited liability company, joint venture, association, trust, or other entity, including a Governmental Authority;

(n)“RMBS Claims” means representation and warranty claims, loan documentation-related claims, servicing-related claims, trustee claims, indemnification claims, contract claims, tort claims, or any other claims against a BAC-Related Person with respect to a trust or the mortgage loans held thereby;
(o)“Senior Management” means (a) for Defendants, the Chief Executive Officer, Chief Financial Officer, and Global General Counsel of Bank of America Corporation, together with such personnel who report directly to any of them, and (b) for Ambac, the Chief Executive Officer, Chief Financial Officer, and General Counsel of Ambac Financial Group, Inc. together with such personnel who report directly to any of them; and
(p)“Servicing Claims” means claims based in whole or in part on any actions, inactions, or practices of a BAC-Related Person serving as master servicer, servicer, or sub-servicer.
2.Settlement Payment. Defendants shall pay to Ambac the sum of $1,840,000,000 (one billion eight hundred forty million dollars) in cash by wire transfer (the “Settlement Payment”) within ten (10) calendar days after all of the following conditions have been satisfied: (a) receipt by Defendants of both a fully executed copy of this Settlement Agreement and an executed Form W-9 for Ambac Assurance Corporation, (b) performance by Ambac of all of the obligations set forth in Sections 10(a) and 10(c) (other than the second sentence thereof), and (c) entry of final dismissals with prejudice by the respective courts in each of the Ambac I Action, the Ambac II Action, and the Ambac FF Action. For avoidance of doubt, the condition set forth in clause (c) above will be deemed satisfied if the NYSCEF docket indicates that each such action is “Disposed.” The Settlement Payment shall be wired to Ambac Assurance Corporation pursuant to the wire instructions Ambac will separately provide to Defendants for purposes of the Settlement Payment no later than five calendar days after the Execution Date (the “Wire Details”). Upon request from Defendants, Ambac will promptly confirm at any time after the Execution Date and before transmittal of the Settlement Payment that its wire instructions for the Settlement Payment remain as set forth in the Wire Details. For the avoidance of doubt, the Defendants shall be jointly and severally responsible to make the Settlement Payment as set forth in this Section 2.
3.[Omitted in reliance on Regulation S-K Item 601(b)(10)(iv)]
4.Releases.
(a)Ambac, on its own behalf and on behalf of the Ambac Parties, hereby irrevocably and unconditionally grants a full, final, and complete release, waiver, and discharge of all alleged or actual claims, counterclaims, defenses, rights of setoff, rights of rescission, liens, disputes, liabilities, Losses, rights, and causes of action of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, suspected or unsuspected, fixed or contingent, in contract, statutory, tort, or otherwise, secured or unsecured, accrued or unaccrued, whether direct, derivative, or brought in any other capacity, (i) that the Ambac Parties asserted or could have asserted against any or all of the BAC-Related Persons in the Ambac Suits, or (ii) that the Ambac Parties ever had, may currently have, or may have in the future against the BAC-Related Persons, without limitation to the nature or subject matter thereof, except that with respect to Servicing

Claims, Ambac releases only (x) all claims that the Ambac Parties may have as of the Execution Date, together with (y) all claims that the Ambac Parties may have in the future against the BAC-Related Persons arising out of actions, inactions, or practices by a BAC-Related Person serving as master servicer, servicer, or sub-servicer after the Execution Date, to the extent those actions, inactions, or practices are consistent with (or improvements over) the applicable master servicer, servicer, or sub-servicer’s course of conduct prior to the Execution Date (the claims released under this Section 4(a) are referred to collectively as the “Ambac Released Claims”).
(b)Defendants, on their own behalf and on behalf of the BAC-Related Persons, hereby irrevocably and unconditionally grant a full, final, and complete release, waiver, and discharge of all alleged or actual claims, counterclaims, defenses, rights of setoff, rights of rescission, liens, disputes, liabilities, Losses, rights, and causes of action of any kind or nature whatsoever, whether asserted or unasserted, known or unknown, suspected or unsuspected, fixed or contingent, in contract, statutory, tort, or otherwise, secured or unsecured, accrued or unaccrued, whether direct, derivative, or brought in any other capacity, arising out of or relating to the institution, assertion, defense, prosecution, litigation, settlement, or resolution of the Ambac Suits (the “BAC Released Claims”).
5.Rights and Claims Not Released. No Party releases any rights or claims created by or arising out of (i) this Settlement Agreement or (ii) transactions involving any of the Ambac Parties (other than Ambac Assurance Corporation and Ambac Assurance UK Limited) and any BAC-Related Person entered into after the Execution Date.
6.Release of Unknown Claims. Each Party fully understands that facts relating to any matter covered by this Agreement might be found hereafter to be other than or different from the facts now believed by it to be true. With respect to the releases set forth in this Agreement, each Party expressly accepts and assumes the risk of such possible differences in fact and agrees that this Agreement will nevertheless remain in effect. Ambac (on its own behalf and on behalf of the Ambac Parties) and Defendants (on their own behalf and on behalf of the BAC-Related Persons), each expressly waives any and all provisions, rights, and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to the provisions of the California Civil Code Section 1542, including that provision itself, which reads as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
The Parties acknowledge that inclusion of the provisions of this Section 6 to this Settlement Agreement was a material and separately bargained for element of this Settlement Agreement.

7.Representations and Warranties by Each Party. Except as to Section 7(i), each Party to this Settlement Agreement represents, warrants, and agrees as to itself as of the date hereof as follows:
(a)It is duly organized, validly existing, and (to the extent applicable) in good standing under the Laws of the jurisdiction in which it is organized. It has the requisite corporate or other power and authority to own, lease, and operate its properties and assets and to carry on its business as now conducted. It has the corporate or other power and authority necessary to execute, deliver, and perform its obligations under this Settlement Agreement, and to complete the transactions contemplated hereby. The execution, delivery, and performance of this Settlement Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other action. Assuming due authorization, execution, and delivery of this Settlement Agreement by the other Parties, this Settlement Agreement constitutes the legal, valid, and binding obligations of it, enforceable against it in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity));
(b)No other Party has made any statement or representation to such Party regarding any fact relied upon by such Party in entering into this Settlement Agreement, and such Party has not relied upon any statement, representation, or promise of any other Party (or of any representative or attorney of or for the other Party), in executing this Settlement Agreement, or in making the settlement provided for herein, except as expressly set forth in this Settlement Agreement;
(c)Such Party is not entering into this Settlement Agreement with the intent of hindering, delaying, or defrauding any of its respective current or future creditors; nor with the intent of giving to any creditor of such Party or enabling any creditor of such Party to obtain a greater percentage of that creditor’s debt than any other creditor of the same class; nor with the intention or belief that entry into and performance of this Settlement Agreement will cause such Party to incur debts beyond its ability to pay as they mature; nor with the intention or belief that any part of this Settlement Agreement (or any transfer or release effectuated in accordance herewith) constitutes a preference or an otherwise voidable conveyance, or that the other Party is insolvent;
(d)Such Party has no present plan to cause, or present intention of causing, itself or any other Party that is its Affiliate to file for bankruptcy protection or to commence a liquidation proceeding within 90 days of the date the Settlement Payment is made in accordance with Section 2;
(e)Such Party has made such investigation of the facts pertaining to this settlement and this Settlement Agreement and of all the matters pertaining thereto as it deems necessary;

(f)Such Party has read this Settlement Agreement and understands the contents hereof, and has executed this Settlement Agreement voluntarily and without duress or undue influence on the part of or on behalf of any other Party;
(g)Such Party has not heretofore assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, demands, or causes of action released or waived by this Settlement Agreement; and
(h)No Governmental Authority or other third-party consents (including approvals, licenses, registrations, or declarations) are required to be obtained by such Party or any of its Affiliates in connection with the execution, delivery, effectiveness or performance of this Settlement Agreement other than such consents as have been duly obtained and are in full force and effect.
(i)Defendants represent and warrant to the Ambac Parties that neither they nor any BAC-Related Person has any present plan to pursue, or present intention of pursuing, any claim or cause of action against any Ambac Party.
8.Confidentiality.
(a)    This Settlement Agreement as well as all discussions, correspondence, and communications of any nature whatsoever leading up to or in connection with this Agreement and this settlement (including any such discussions, correspondence, or communications exchanged under different confidentiality terms, all of which are hereby superseded) shall be “Confidential Information” for purposes of this Settlement Agreement; provided, however, that the amount of the Settlement Payment shall not be deemed “Confidential Information.” Confidential Information” shall not be disclosed by any Party, except that, subject to the obligations described below, disclosure of such information shall be permitted in the following limited circumstances: (i) in an action by any Party to enforce the provisions of this Agreement, to the extent reasonably required for the purposes of such enforcement; (ii) in response to a court order, subpoena, or other demand made in accordance with applicable law; (iii) (A) communications with a Governmental Authority having jurisdiction over such Party, so that nothing in this Agreement shall prohibit or restrict a Party or its attorney from initiating communications directly with, responding to any inquiry from, or otherwise cooperating in any criminal or other investigation or proceeding by any such administrative agency, legislative body, or regulatory authority (including any taxing authority) without notice to any other Party, or (B) as that Party may elect in its reasonable discretion as part of its filings with the Securities and Exchange Commission on Form 8-K, 10-Q, or 10-K or related disclosures (including financial supplements substantially consistent with past practice), or similar public disclosures and reports under non-U.S. reporting regimes, with other Governmental Authorities, or other financial reporting obligations, including statutory financial reporting requirements, GAAP reporting requirements, and federal, state, or local tax returns; (iv) to such Party’s subsidiaries, affiliates, their respective directors, officers, external or internal agents, representatives, professional advisers, attorneys, accountants, auditors, successors, assigns, and employees, who have a need to know and are under a duty to implement appropriate measures to maintain the confidentiality, security, and integrity of such information and who have been expressly advised of the confidentiality restrictions under this Agreement, and to qualified bidders or investors in connection with the sale of such Party or its assets, who have a need to know and agree to be bound by this provision; and (v) by the Bank of America Parties, in their discretion, to enforce any and all rights to contribution and indemnity against third parties in connection with the Settlement Payment. For the avoidance of doubt, Ambac has concluded that it is required to disclose, and therefore intends to disclose, the terms of this Settlement Agreement pursuant to clause (iii)(B) of this subsection.
(b)    Should any Party, or any Party’s respective affiliates, receive a request for disclosure or become required by law to disclose any Confidential Information pursuant to Section 8(a)(ii) herein after the execution of this Agreement (and excluding any subpoena, document request, or other discovery served prior to the execution of this Agreement, and any disclosure covered under Sections 8(a)(i), (iii) or (iv) herein), the Party receiving such a request shall promptly, and in no case more than five (5) business days following receipt of such a request (so long as it is legally permitted to provide such notification), notify the other Parties (other than its own affiliates) to afford them the opportunity to object or seek a protective order prior to the disclosure of any such information. Each Party agrees that it shall use commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to any Confidential Information that is provided to any Governmental Authority or any other person.
(c)Defendants, on the one hand, and Ambac, on the other hand, agree that prior to making any public disclosure or statement relating to this Settlement Agreement, other than as provided for in Section 8(a)(i) through 8(a)(v), they shall provide a copy to the other Party and shall consult with the other Party as to the content of such public disclosure, and obtain the consent of the other Party, which consent shall not be unreasonably withheld; provided, that the content of any public disclosure that has been previously consented to by the other Party under this Section 8(c) or any substantially similar release, public announcement, or other public disclosure that has been made in compliance with this Section 8, shall not be subject to the foregoing consent process. Nothing in this Section 8(c) shall require the Parties to obtain consent from another Party in connection with the disclosure of Confidential Information pursuant to Section 8(a)(i) through 8(a)(v).
(d)The Parties agree that neither they nor any of their representatives, agents (acting on their behalf), corporate communications personnel, or members of Senior Management shall make any public statement after the Execution Date disparaging another Party, or, for a period of five (5) years following the Execution Date, stating or implying that another Party acted improperly with respect to the claims released herein, or stating or implying that another Party is subject to any additional claims or liabilities by any other potential claimants relating in any respect to the nature of the claims released herein.
(e)The Parties agree that irreparable harm would result to the Parties if any part of the covenant contained in this Section 8 is not performed in accordance with the terms hereof and that any relevant non-breaching Party shall be entitled to an injunction or injunctions to prevent breaches of this provision or to enforce it specifically in addition to any other remedy to which that Party is entitled at law or in equity; provided, however, that the foregoing shall not apply to the extent the granting of any right to specific performance would contravene the terms of any binding order of any Governmental Authority. The Parties acknowledge that legal damages arising out of this covenant would not adequately compensate the other Parties for the harm caused by any breach of it, including due to the uncertain risks and liabilities to which such a breach could potentially expose the non-breaching Parties.
(f)For purposes of this Agreement, Confidential Information shall not include information that (i) is or becomes generally available to and known by the public other than as a result of disclosure by a Party in violation of this Agreement; (ii) becomes available to a Party from a source other than the disclosing Party, provided that the receiving Party has no knowledge that such source is prohibited from disclosing such information to the receiving Party by a contractual, legal, or fiduciary obligation; or (iii) is independently developed by a Party without reference to, or use of, the Confidential Information.
(g)Each Party agrees that when making a disclosure permitted hereunder to a nonparty to this Agreement, such Party shall disclose only the minimum amount of information reasonably required under the circumstances.
(h)For any disclosure pursuant to Section 8(a)(iii)(B), Ambac will advise Defendants, either orally or in writing, of the language they intend to use for this purpose with a reasonable amount of time for Defendants to review before Ambac makes such disclosure.
9.Treatment of Documents after the Execution Date.
(a)    Promptly (in no event later than ninety (90) days) following the Execution Date, Ambac shall (i) either destroy or return all documents delivered by or on behalf of a BAC-Related Person to Ambac in connection with any of the Ambac Suits or any repurchase demands, loan file requests, or otherwise, including all loan files (the “Loan File Materials,” which shall include any documents purporting to identify or schedule breaches in the loans by any BAC-Related Person, any materials containing information derived from the loan files created during or reflecting the results of any reunderwriting process, and any financial analysis incorporating, applying, or derived from any alleged breach rates) that are in the possession of Ambac or any of its Affiliates, divisions, representatives, agents, directors, officers, or employees and (ii) certify to Defendants that it has complied with those obligations; provided, however, that Ambac and its Affiliates, divisions, representatives, agents, attorneys, directors, officers, or employees shall be entitled to retain electronic mail messages and such other documentation (A) to the extent required by Law or legal process, any court order or discovery obligation, or subpoenas of any kind that are received or set forth at any time prior to the return or destruction of the materials, (B) to the extent required to comply with bona fide internal document retention requirements or litigation holds, or (C) that otherwise are maintained on backup tapes or in archived files. Ambac shall prevent any disclosure or use (other than as expressly permitted in this Settlement Agreement) of any materials it prepared or instructed its Affiliates, representatives, agents, or attorneys to prepare based on the documents delivered by any BAC-Related Person described in this Section 9(a). Nothing in this Settlement Agreement shall be construed as requiring the Parties to destroy or return any attorney work product.
(b)Loan File Materials shall not be used after the Execution Date by Ambac or any of its respective Affiliates, representatives, agents, attorneys, directors, officers, or employees for any purpose, including in or with respect to any actual or contemplated action or proceeding adverse to any BAC-Related Person except to the extent any Loan File Materials are required to be produced pursuant to subpoena or otherwise in other actions in accordance with the requirements of Section 8(a).
10.Dismissals and Withdrawals.
(a)Promptly, and in no event more than three (3) business days after the Execution Date, Ambac shall file in each of the respective Ambac Suits (other than the Ambac III Action and the Ambac IV Action, which have been finally dismissed and are no longer pending) a stipulation of dismissal in substantially the forms attached hereto as Exhibits E, F, and G, dismissing with prejudice all claims asserted in the respective Ambac Suit. (As used in this Section 10, “business days” exclude weekends and Monday, October 10, 2022.)
(b)In the event Ambac’s motion for reconsideration of the denial of its petition for certiorari in Ambac Assurance Corp. v. Merrill Lynch, Pierce, Fenner & Smith Incorporated et al., Puerto Rico Supreme Court Case No. CC-2022-346 is successful, or Ambac is otherwise permitted to continue prosecution of the underlying action, Ambac shall dismiss with prejudice all claims in that action against any BAC-Related Person.
(c)Promptly, and in no event more than three (3) business days after the Execution Date, Ambac will, and will cause the relevant Ambac Parties to, withdraw their objections, including any pending appeals, concerning the settlements that are the subject of trust proceedings with the following captions: (i) In the Matter of the Application of Deutsche Bank National Trust Company, Solely in its Capacity as Trustee of the Harborview Mortgage Loan Trust, Mortgage Loan Pass-Through Certificates, Series 2006-9, Index No. 654208/2018 (N.Y. Supreme Court, New York County), and (ii) In the Matter of HarborView Mortgage Loan Trust 2005-10, File No. 27-TR-CV-17-32 (Dist. Ct., Hennepin County, Minn.). From and after the Execution Date, the Ambac Parties shall not take any action to oppose those settlements or seek any form of recovery in those proceedings or relating to those settlements; provided, however, that Ambac may participate in the proceeding identified in clause (i) solely for purposes of its position as to the manner in which the settlement funds should be allocated and or distributed via the trust waterfall.
(d)As of the Execution Date, Ambac, on its own behalf on and on behalf of the Ambac Parties, hereby (i) withdraws and rescinds any and all notices relating to mortgage loan defects or representation and warranty breaches and any and all repurchase or “put-back” requests, in each case that were issued or delivered by or on behalf of any of the Ambac Parties with respect to any Global Bank of America RMBS Trust (each a “Notice”), (ii) agrees to treat as null and void and without legal effect any and all of such Notices, and (iii) withdraws any claim that such Notices commenced the running of any time period for compliance with any of its requests or demands or set forth or triggered any obligations or duties on behalf of any recipient of the documents or any of its Affiliates. Promptly, and in no event more than five (5) business days after the Execution Date, Ambac will cause to be delivered to Defendants at the address for notices specified pursuant to Section 28 and the trustee for each Global Bank of America Trust in which an Ambac Party previously gave such Notice alleging a breach of representations and warranties by any BAC-Related Person a letter in the form attached hereto as Exhibit D (each a “Letter”). In the event that any Notice not withdrawn pursuant to the preceding sentence results in the assertion, or threatened assertion, of any claim that a BAC-Related Person is required, directly or through indemnification of a third party, to pay money damages in respect of an RMBS Claim or repurchase mortgage loans from any Global Bank of America RMBS Trust, Ambac shall promptly withdraw such Notice upon written request of a Defendant. If Ambac breaches its obligations set forth in the immediately preceding two sentences, Ambac agrees to indemnify the BAC-Related Persons for all costs, fees (including attorney’s fees), Losses, damages, expenses and liability any BAC-Related Person may incur as a result of such breach.
11.Right to Transfer Mortgage Servicing Rights. Attached hereto as Exhibit C is a mutually agreed upon list of mortgage servicers (the “Mortgage Servicer List”). Defendants, on the one hand, and Ambac, on the other, may add by mutual assent additional mortgage servicers to the Mortgage Servicer List, and such consent shall not be unreasonably withheld or delayed by any Party. Should Defendants decide, in their sole discretion, that they wish to transfer any or all of the Mortgage Servicing Rights to any mortgage servicer on the Mortgage Servicer List, Ambac, or any affiliate or subsidiary thereof, as appropriate, to the extent its approval of such a transfer is necessary, shall agree to such transfer, execute any documents as are reasonably necessary or appropriate to effect the transfer of all or part of such Mortgage Servicing Rights, and reasonably cooperate in good faith with the transfer of such Mortgage Servicing Rights, so long as the terms of servicing following such transfer or transfers are not materially different from those that are in effect immediately before the transfer.
12.Covenant Not to Sue.
(a)Ambac, on its own behalf and on behalf of the Ambac Parties, agrees and covenants not to sue in court or in any other forum any BAC-Related Person based in whole or in part on the Ambac Released Claims, including but not limited to any claim that the Ambac Parties may have in the future against the BAC-Related Persons arising out of actions, inactions, or practices by a BAC-Related Party serving as master servicer, servicer, or sub-servicer after the Execution Date, to the extent those actions, inactions, or practices are consistent with (or improvements over) the applicable master servicer, servicer, or sub-servicer’s course of conduct prior to the Execution Date. Notwithstanding the foregoing, nothing in this Settlement Agreement shall prohibit any Party from enforcing any rights or claims created by or arising out of this Settlement Agreement itself.
(b)Defendants, on their own behalf and on behalf of the BAC-Related Persons, agree and covenant not to sue in court or in any other forum any Ambac Party based in whole or in part on the BAC Released Claims. Notwithstanding the foregoing, nothing in this Settlement Agreement shall prohibit any Party from enforcing any rights or claims created by or arising out of this Settlement Agreement itself.
13.Covenant Not to Agitate.
(a)With respect to Global Bank of America RMBS Trusts, Ambac, on behalf of itself and each of the Ambac Parties, agrees not to:
(i)direct, encourage, influence or otherwise agitate any trustee, master servicer, monoline insurer, sponsor, seller, investor, or any other person with a potential repurchase right or other right based on any RMBS Claim to assert, or take any other action with respect to, any such RMBS Claim;
(ii)assert any claims against a third party where it is reasonably foreseeable that a BAC-Related Person would be required, directly or through indemnification of such third party, to pay money damages in respect of an RMBS Claim or repurchase mortgage loans from any Global Bank of America RMBS Trust (and Ambac shall promptly withdraw any such claims against a third party upon written notification by a Defendant that a claim for damages or repurchase against a BAC-Related Person has been made, threatened, or is otherwise reasonably foreseeable);
(iii)take any other action that could reasonably be expected to lead any other person to assert, or otherwise take any action with respect to, any RMBS Claim or claim that would be an RMBS Claim if asserted by an Ambac Party against a BAC-Related Person;
(iv)interfere with, object to, advise on, or impede any discussions, actions, proceedings, agreements, or settlements between a BAC-Related Person, on the one hand, and any certificateholders and/or trustees of the Global Bank of America RMBS Trusts, on the other hand (including without limitation any settlement between BAC-Related Persons and U.S. Bank with respect to the LXS 2007-7N trust, as to which settlement Ambac will, promptly upon request from a BAC-Related Person, confirm in writing to U.S. Bank that Ambac does not object);
(v)exercise or cause to be exercised any votes, voting rights, consent, or control rights in a manner that could reasonably be expected to cause any of the foregoing actions; or
(vi)join, aggregate or cooperate with any Person (including certificateholders) with respect to any of the foregoing actions.
(b)[Omitted in reliance on Regulation S-K Item 601(b)(10)(iv)]
(c)For avoidance of doubt, Ambac’s continued prosecution of Ambac Assurance Corporation v. U.S. Bank National Association, No. 17-cv-2614 (S.D.N.Y.) and Ambac Assurance Corp. et al., v. Nomura Credit & Capital, Inc. et al., Index No. 651359/2013 (N.Y. Sup. Ct., N.Y. Cnty.), in each instance within the present scope of such action, shall not constitute a violation of this Section 13. .
14.[Omitted in reliance on Regulation S-K Item 601(b)(10)(iv)]
15.No Admission. In no event shall this Settlement Agreement or the settlement contemplated hereby, the activities performed in contemplation of, in connection with, or in furtherance of this Settlement Agreement, public statements made by any Party or any of its representatives concerning or relating to the Settlement Agreement, or any communications or negotiations with respect thereto be construed, deemed, used, asserted, or admitted as evidence of an admission or a concession on the part of any Party on any subject whatsoever; provided that nothing in this Section 15 shall preclude the use of this Settlement Agreement and the circumstances surrounding its execution to enforce this Settlement Agreement. To the contrary, the Parties have denied and continue to deny any and all wrongdoing of any kind whatsoever and retain, and do not waive, any and all defenses they may have with respect to such matters.
16.Binding Agreement on Successors and Assigns. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties’ successors and assigns. Neither this Settlement Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the Parties without the prior written consent of each of the other Parties hereto and any attempted assignment in violation of this provision shall be null and void.
17.Governing Law; Consent to Jurisdiction. This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New York and the laws of the United States applicable to contracts entered into and completely performed in New York. This Section 17 applies to this Settlement Agreement only, and does not affect or change the terms or the applicable law of any other agreement. The Parties hereby irrevocably submit to the non-exclusive jurisdiction of any court in the state of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it and in connection with this Agreement pertaining to any matter that is not subject to arbitration in accordance with Section 18, or for recognition or enforcement of any judgment, and the Parties hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court. The Parties agree that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the Parties hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS SETTLEMENT AGREEMENT AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
18.Arbitration. Any controversy or claim arising out of or relating to this Agreement, other than a dispute pertaining to the payment of the Settlement Payment, shall be settled by confidential binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The number of arbitrators shall be three (3), with one (1) chosen by each Party and the third chosen by the two selected by the Parties. The place of arbitration shall be New York, New York. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Any mediation or arbitration shall be confidential and subject to the confidentiality requirements of Section 8. The arbitration panel shall issue a written decision within sixty (60) days after the conclusion of the arbitration panel hearing, or as soon as practicable thereafter.

19.Irreparable Harm. The Parties agree that irreparable harm would result to, and that legal damages would not adequately compensate, the Parties if any part of this Settlement Agreement is not performed in accordance with the terms hereof, and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Settlement Agreement or to enforce it specifically in addition to any other remedy to which such Party is entitled at Law or in equity; provided, however, that the foregoing shall not apply to the extent the granting of any right to specific performance would contravene the terms of any binding order of any Governmental Authority (it being agreed that a binding order of a Governmental Authority shall not include any action taken by any rehabilitator, liquidator, conservator, or receiver).
20.Construction. The terms, provisions and conditions of this Settlement Agreement represent the results of negotiations among Defendants, on the one hand, and Ambac, on the other hand. The terms, provisions, and conditions of this Settlement Agreement shall be interpreted and construed in accordance with their usual and customary meanings. Each of the Parties expressly, knowingly, and voluntarily waives the application, in connection with the interpretation and construction of this Settlement Agreement, of any rule of law or procedure to the effect that ambiguous or conflicting terms, conditions, or provisions shall be interpreted or construed against the Party whose legal counsel prepared the executed version or any prior drafts of this Settlement Agreement. The headings contained in this Settlement Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Settlement Agreement. Whenever the words “include,” “includes,” or “including” are used in this Settlement Agreement, they shall be deemed to be followed by the words “without limitation.”
21.Severability. If any provision of this Settlement Agreement other than Sections 2, 4, and 10 above shall, for any reason or to any extent, be invalidated or unenforceable, the remainder of this Settlement Agreement shall be enforced to the fullest extent permitted by law.
22.No Third-Party Rights or Obligations. No Person not a Party to this Settlement Agreement shall have any third-party beneficiary or other rights under this Settlement Agreement; provided, however that any Person released under Section 4 shall be expressly entitled to enforce the provisions of Sections 4, 10, 12, and 13 hereof.
23.Multiple Counterparts. This Settlement Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement. The Parties intend that faxed signatures and electronically imaged signatures such as PDF files shall constitute original signatures and are binding on all Parties. An executed counterpart signature page delivered by facsimile or by electronic mail shall have the same binding effect as an original signature page. This Settlement Agreement shall not be binding until all Parties have signed and delivered a counterpart of this Settlement Agreement whether by mail, facsimile, or electronic mail.
24.Modification and Waiver. This Settlement Agreement may not be amended, altered or modified, and no provision hereof may be waived, except by written instrument executed by the Parties. No waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to comply strictly with the provisions of this Settlement Agreement.

25.Further Assurances. The Parties agree to execute and deliver all additional documents and instruments and to do all acts not specifically referred to herein which are reasonably necessary to fully effectuate the intent, terms, and conditions of this Settlement Agreement.
26.Entire Agreement. This Settlement Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter hereof, except as expressly provided herein, and supersedes all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the Parties with respect to the subject matter hereof.
27.Expenses. Except as expressly agreed otherwise, all costs and expenses, including fees and disbursements of counsel, incurred in connection with preparing for, entering into and carrying out this Settlement Agreement and performing and consummating the transactions contemplated by this Settlement Agreement shall be paid by the Person incurring such costs and expenses.
28.Notices. Any notice or other communication required or permitted under this Settlement Agreement shall be in writing and shall be deemed to have been duly given when (a) mailed by United States registered or certified mail, return receipt requested, (b) mailed by overnight express mail or other nationally recognized overnight or same-day delivery service, or (c) delivered in person, to the parties at the notices addresses to be provided by Ambac and Defendants to each other within one business day after the Execution Date. A Party may change the names or addresses where notice is to be given to it by providing notice to the other Parties of such change in accordance with this Section 28.
[Signature Page Follows]

CONFIDENTIAL

IN WITNESS WHEREOF, the parties have executed this Settlement Agreement on the Execution Date indicated above.

AMBAC ASSURANCE CORPORATION

By:	/s/ Claude LeBlanc
Name:	Claude LeBlanc
Title	President & CEO

CONFIDENTIAL
BANK OF AMERICA CORPORATION

By:	/s/ Amanda Vaughn
Name:	Amanda Vaughn
Title	Deputy General Counsel

CONFIDENTIAL

BANK OF AMERICAN N.A.

By:	/s/ Elizabeth Chen
Name:	Elizabeth Chen
Title	Senior Vice President

COUNTRYWIDE FINANCIAL CORPORATION

By:	/s/ Elizabeth Chen
Name:	Elizabeth Chen
Title	Senior Vice President

COUNTRYWIDE HOME LOANS, INC.

By:	/s/ Elizabeth Chen
Name:	Elizabeth Chen
Title	Senior Vice President

COUNTRYWIDE SECURITIES CORPORATION

By:	/s/ Elizabeth Chen
Name:	Elizabeth Chen
Title	Senior Vice President

FIRST FRANKLIN FINANCIAL CORPORATION

By:	/s/ Elizabeth Chen
Name:	Elizabeth Chen
Title	Senior Vice President

CONFIDENTIAL

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Brendon Dowd
Name:	Brendon Dowd
Title	Attorney-In-Fact

CONFIDENTIAL

MERRILL LYNCH MORTGAGE LENDING, INC.

By:	/s/ Adam Gadsby
Name:	Adam Gadsby
Title	Vice President

MERRILL LYNCH MORTGAGE INVESTORS, INC.

By:	/s/ Adam Gadsby
Name:	Adam Gadsby
Title	Vice President

EXHIBIT A

Bloomberg Issuer Tickers

Ticker
Omitted in reliance on Regulation S-K Item 601(a)(v)

EXHIBIT B

Ambac-Wrapped Trusts Serviced By Defendants

Omitted in reliance on Regulation S-K Item 601(a)(v)

EXHIBIT C

Mutually Agreed Mortgage Servicers

Omitted in reliance on Regulation S-K Item 601(a)(v)

CONFIDENTIAL
EXHIBIT D

Form of Letter Withdrawing and Rescinding Notices of Representation and Warranty Breaches and Repurchase Requests

Omitted in reliance on Regulation S-K Item 601(a)(v)

CONFIDENTIAL
EXHIBIT E

Form of Stipulation of Discontinuance and Order of Dismissal With Prejudice for Ambac I Action

Omitted in reliance on Regulation S-K Item 601(a)(v)

CONFIDENTIAL
EXHIBIT F

Form of Stipulation of Discontinuance and Order of Dismissal With Prejudice for Ambac II Action

Omitted in reliance on Regulation S-K Item 601(a)(v)

CONFIDENTIAL
EXHIBIT G

Form of Stipulation of Discontinuance and Order of Dismissal With Prejudice for Ambac First Franklin Action

Omitted in reliance on Regulation S-K Item 601(a)(v)

28